Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-02651; 333-59367; 333-86423; 333-69766; and 333-119249) and Forms S-3 (File Nos. 333-45532; 333-115261; and 333-115645) of CanArgo Energy Corporation our report dated April 29, 2005 relating to management’s assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 which appears in this Form 10-K/A.

L J Soldinger Associates LLC
Deer Park, Illinois, USA
May 2, 2005